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                                                            EXHIBIT 1.A.(5)(d)


                         ACCIDENTAL DEATH BENEFIT RIDER
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
BENEFIT                                       We will pay the Accidental Death Benefit amount to
                                              the beneficiary upon receipt of due proof that the
                                              insured's death was caused by accidental bodily
                                              injury subject to the terms below.  The Accidental
                                              Death Benefit amount is shown on the policy
                                              specifications page. This Accidental Death Benefit
                                              provides insurance on the life of the Insured, but
                                              does not provide insurance on any other person or
                                              persons insured.

ACCIDENTAL                                    Death must occur:
DEATH                                         1.    as a direct result of accidental bodily
BENEFIT                                             injury and independently of all other
                                                    causes; and
                                              2.    within 90 days of such injury; and
                                              3.    before the insured reaches attained age 70; and
                                              4.    while this policy and rider are in force.

EXCLUSIONS FROM                               We will not pay this benefit if the death results from:
COVERAGE                                      1.    suicide whether sane or insane;
                                              2.    war or any act attributable to war, declared or
                                                    undeclared, whether the insured is in the military
                                                    service or not;
                                              3.    bodily or mental infirmity, illness or disease of
                                                    any kind;
                                              4.    bacterial infection other than infection occurring as
                                                    a result of accidental or external bodily injuries;
                                              5.    committing or attempting to commit an assault or felony;
                                              6.    the voluntary taking of any poison, drug or sedative,
                                                    asphyxiation from voluntary inhalation of gas;
                                              7.    participation in aviation, except as a passenger.


CHARGE FOR                                    The charge for this rider will be added to the
THIS RIDER                                    monthly deduction for this policy.  The monthly
                                              charge for this rider is the sum of:
                                              1.    the risk rate at the insured's attained age times
                                                    the number of thousands of Accidental Death Benefit
                                                    amount shown on the policy specifications page; plus
                                              2.    the extra monthly charge for a special premium class for
                                                    this rider, if any.

                                              If this policy provides for Waiver of Deduction, the monthly charge for this rider will be waived if the monthly deduction for the policy is waived.

                                              Guaranteed maximum monthly risk rates are shown in the following table.
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
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                   GUARANTEED MAXIMUM RISK RATES PER $1,000 BY ATTAINED AGE
-----------------------------------------------------------------------------------------------------------------
AGE     RISK RATE      AGE     RISK RATE       AGE     RISK RATE       AGE      RISK RATE       AGE     RISK RATE
-----------------------------------------------------------------------------------------------------------------
 1        0.104         15       0.104          29       0.083          43        0.104          57       0.125
 2        0.104         16       0.125          30       0.083          44        0.104          58       0.125
 3        0.083         17       0.146          31       0.083          45        0.104          59       0.125
 4        0.083         18       0.146          32       0.083          46        0.104          60       0.125
 5        0.083         19       0.146          33       0.083          47        0.104          61       0.146
 6        0.083         20       0.146          34       0.083          48        0.104          62       0.146
 7        0.083         21       0.146          35       0.083          49        0.104          63       0.146
 8        0.083         22       0.125          36       0.083          50        0.104          64       0.167
 9        0.083         23       0.125          37       0.083          51        0.104          65       0.167
10        0.083         24       0.104          38       0.083          52        0.104          66       0.167
11        0.083         25       0.104          39       0.083          53        0.104          67       0.188
12        0.083         26       0.104          40       0.083          54        0.104          68       0.188
13        0.083         27       0.104          41       0.083          55        0.125          69       0.188
14        0.083         28       0.083          42       0.083          56        0.125
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2000-100(031)ADB                                                           41866
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
TERMINATION                                   This rider will end when:
OF RIDER                                      1.  the insured attains age 70; or
                                              2.  the policy ends; or
                                              3.  the owner's signed request for termination is received.

GUARANTEED                                    This rider does not increase or decrease the guaranteed values
VALUES                                        of this policy.

CONTRACT                                      This rider is subject to all the terms of the policy, except as modified in this rider.

                                              Attached to and made a part of this policy effective as of the date of issue of the policy.
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                    FARMERS NEW WORLD LIFE INSURANCE COMPANY

            /s/ C. PAUL PATSIS                 /s/ JEFFREY T. BLACKBURN
              C. Paul Patsis                     Jeffrey T. Blackburn
                 President                             Secretary



      THIS ACCIDENTAL DEATH BENEFIT PROVIDES INSURANCE ON THE LIFE OF THE
     INSURED, BUT DOES NOT PROVIDE INSURANCE ON ANY OTHER PERSON OR PERSONS
                                    INSURED.


2000-100(031)ADB